EXHIBIT 99.1

Company Contact:	Investor Relations Contact:

Mike Forman	Lippert/Heilshorn & Associates
Vice President, Finance	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
Moriah@lhai-sf.com

TESSERA NAMES CHARLES WEBSTER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

San Jose, Calif., August 29, 2006 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today Charles A. Webster will be Executive Vice President and Chief Financial Officer, effective August 28, 2006. Webster will report to Chairman, Chief Executive Officer and President Bruce M. McWilliams and be responsible for Tessera’s finance, accounting, strategic planning, corporate marketing and management information systems.

“Charlie joins Tessera with extensive semiconductor industry knowledge and 20 years of background in financial management and business,” said McWilliams. “We are excited to have Charlie join our already strong team, as he will complement our senior management as we forge ahead with our growth strategy.”

Michael A. Forman, Vice President of Finance and Administration, will continue to be responsible for financial administration and investor relations.

Webster, 43, was Corporate Vice President, Finance and Treasury of KLA-Tencor Corporation, an S&P 500 company and world leader in yield management and process control solutions for semiconductor manufacturing and related industries. While at KLA-Tencor from July 2002 until August 2006, he was responsible for finance and accounting of all product divisions, corporate financial planning and analysis, treasury and investor relations and previously served as VP of Supply Chain Management and VP of Materials. From 1997 through June 2002, Webster worked for the Bechtel Group and Nexant, Inc. In January 2000, he led the Nexant spin-off from Bechtel and then served as Nexant’s EVP and CFO, where he led four acquisitions and three rounds of financing as well as business development, financial planning and reporting, audit, tax and treasury. From 1993 through 1996, Webster was VP and portfolio manager for Oppenheimer Capital’s global equity investment team. He began his career with Duke University and Price Waterhouse. Webster has a Masters in Public Administration from Harvard University, and a double major in economics and international relations from Stanford University.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiaries Tessera, Inc., Tessera Israel, and Digital Optics Corporation, is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal, and mechanical properties of materials and interconnects, as well as in micro-optics structures. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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